EXHIBIT 99.1

Date:       May 16, 2005
Contact:    Bruce S. Rosenbloom, CFO
Phone:      (954) 979 5995
Fax:        (954) 971 0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES RECORD FINANCIAL RESULTS FOR FISCAL 2005

Pompano Beach, Florida, May 16, 2005 - PetMed Express, Inc. (NASDAQ: PETS) today announced results for the fiscal year ended March 31, 2005. Net income was $8.0 million, or $.34 diluted per share, for fiscal 2005, compared to net income of $5.8 million, or $.25 diluted per share, for fiscal 2004, an increase to net income of 38%. Net sales for the fiscal year ended
March 31, 2005 were $108.4 million, compared to $94.0 million for the fiscal year ended March 31, 2004, an increase of 15%. The Company acquired approximately 510,000 new customers for the fiscal year, and approximately 53% of all orders were placed on its website for the fiscal year.

For the quarter ended March 31, 2005, net income was $2.4 million, or $.10 diluted per share, compared to $1.3 million, or $.06 diluted per share, for the same quarter in the prior year, an increase to net income of 81%. Net sales for the quarter ended March 31, 2005 were $23.5 million, compared to $21.5 million for the same quarter in the prior year, an increase of 10%.

Mendo Akdag, CEO, commented: "We are pleased to report that our reorder sales increased 34%, from $51.4 million to $68.7 million for the years ended March 31, 2004 and 2005, respectively. We will continue to focus on reorder sales in fiscal 2006 by initiating more relevant personalized communication with our customers, approximately 1.4 million of whom have placed an order with us over the past two years. We are also pleased to report that net cash provided by operating activities increased $7.2 million, from $1.1 million in fiscal 2004 to $8.3 million in fiscal 2005."

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2004. The Company's future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K. For investment relations contact PetMed Express, Inc.,
Bruce S. Rosenbloom, CFO, 954-979-5995.

                                ###


                          99.1 page 1 - 2



                 PETMED EXPRESS, INC. AND SUBSIDIARIES
                         FINANCIAL HIGHLIGHTS

                   CONSOLIDATED STATEMENTS OF INCOME

                                                                  Year Ended March 31,
                                                           2005            2004            2003
                                                       -------------    -------------   -------------

 Sales                                                 $ 108,357,747    $  93,994,233   $  54,974,916
 Cost of sales                                            64,700,002       55,824,406      31,517,639
                                                       -------------    -------------   -------------

 Gross profit                                             43,657,745       38,169,827      23,457,277

 Operating expenses:
      General and administrative                          11,396,320       10,754,427       7,956,786
      Advertising                                         19,185,982       17,653,614      11,649,811
      Depreciation and amortization                          573,817          550,392         367,673
                                                       -------------    -------------   -------------
 Total operating expenses                                 31,156,119       28,958,433      19,974,270
                                                       -------------    -------------   -------------

 Income from operations                                   12,501,626        9,211,394       3,483,007

 Other income (expense):
      Gain on disposal of property and equipment                   -                -          15,000
      Interest expense                                          (965)         (14,546)        (30,658)
      Interest income                                         99,044            9,739           6,973
      Other, net                                               3,710            6,938           6,084
                                                       -------------    -------------   -------------
 Total other income (expense)                                101,789            2,131          (2,601)
                                                       -------------    -------------   -------------

 Income before provision for income taxes                 12,603,415        9,213,525       3,480,406

 Provision for income taxes                                4,593,045        3,399,921         222,841
                                                       -------------    -------------   -------------

 Net income                                            $   8,010,370    $   5,813,604   $   3,257,565
                                                       =============    =============   =============
 Net income per common share:
       Basic                                           $        0.35    $        0.30   $        0.19
                                                       =============    =============   =============

       Diluted                                         $        0.34    $        0.25   $        0.16
                                                       =============    =============   =============

 Weighted average number of common shares outstanding:
       Basic                                              22,862,417       19,471,681      17,300,130
                                                       =============    =============   =============
       Diluted                                            23,833,189       23,689,866      20,749,515
                                                       =============    =============   =============


                                 BALANCE SHEET DATA

                                                                 March 31,
                                                            2005            2004
                                                       -------------   --------------
 Working capital                                       $  21,968,784   $   11,338,004
 Total assets                                             28,119,483       18,480,808
 Total liabilities                                         3,902,419        4,486,299
 Total shareholders' equity                               24,217,064       13,994,509





                                    99.1 page 2 - 2


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